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Purchase, New York 10577-1444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Shareholders' Meeting at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 1, 2002, at 10:00 A.M. local time, to:

          Elect directors.
          Approve the appointment of independent auditors.
          Act upon four shareholder proposals described in the attached Proxy Statement.
          Transact any other business that may properly come before the Meeting.

        If you own shares of PepsiCo Common or Convertible Preferred Stock as of the close of business on March 8, 2002 (the Record Date), you can vote those shares by mailing the enclosed proxy card or voting at the Meeting. Shareholders of record may also submit their proxies electronically or by telephone as follows:

  By visiting the web site at https://proxyvotenow.com/pep and following the instructions;
  or
  By calling 866.358.4697 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

        If you plan to attend the Meeting, please check the box on your proxy card, so that we may send you an admission card.

        Whether or not you plan to attend the Meeting, please complete the enclosed proxy card, and sign, date and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. The holders of record of a majority of the aggregate outstanding shares of Common and Convertible Preferred Stock must be present in person or represented by proxy at the Annual Meeting in order to hold the Meeting. Any shareholder returning a proxy may revoke it by voting at the Meeting.

March 22, 2002	David R. Andrews
Secretary

PepsiCo, Inc.
Purchase, New York 10577-1444

March 22,2002

PROXY STATEMENT

        The Board of Directors of PepsiCo, Inc. (“PepsiCo”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 1, 2002, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

        PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. At March 8, 2002, the record date, there were 1,764,455,280 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 688,140 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 3,414,889 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest one-tenth. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 227,494 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 4,675 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

        PepsiCo is making its first mailing of this Proxy Statement on or about March 22, 2002.

PROXY ITEM NO. 2 - APPROVAL OF AUDITORS	16
PROXY ITEM NOS. 3, 4, 5 and 6 - SHAREHOLDERS’ PROPOSALS

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following fifteen nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

JOHN F. AKERS, 67, former Chairman of the Board and Chief Executive Officer of International Business Machines Corporation, has been a member of PepsiCo's Board since 1991. Mr. Akers joined IBM in 1960 and was Chairman and Chief Executive Officer from 1986 until 1993. He is also a director of Hallmark Cards, Inc., Lehman Brothers Holdings, Inc., The New York Times Company, and W.R. Grace & Co.

ROBERT E. ALLEN, 67, former Chairman of the Board and Chief Executive Officer of AT&T Corp., has been a member of PepsiCo’s Board since 1990 and is Chairman of its Nominating Committee. He began his career at AT&T in 1957 when he joined Indiana Bell. He was elected President and Chief Operating Officer of AT&T in 1986, and was Chairman and Chief Executive Officer from 1988 until 1997. He is also a director of Bristol-Myers Squibb Company and WhisperWire.com., and a Trustee of The Mayo Foundation and Wabash College.

ROGER A. ENRICO, 57, has been a member of PepsiCo’s Board since 1987. Mr. Enrico served as Chief Executive Officer and Chairman of the Board from 1996 to 2001. He was Vice Chairman from 1993 to 1996 and from May 2001 until his retirement from PepsiCo in March 2002. He joined PepsiCo in 1971, and became President and Chief Executive Officer of Pepsi-Cola USA in 1983, President and Chief Executive Officer of PepsiCo Worldwide Beverages in 1986, Chairman and Chief Executive Officer of Frito-Lay, Inc. in 1991 and Chairman and Chief Executive Officer of PepsiCo Worldwide Foods in 1992. In addition, he was Chairman and Chief Executive Officer, PepsiCo Worldwide Restaurants, from 1994 until the spin-off of PepsiCo’s restaurant businesses in 1997. Mr. Enrico is a member of the Board of Directors of the A. H. Belo Corporation, Electronic Data Systems Corporation, Target Corporation and The National Geographic Society.

PETER FOY,61, is Chairman of Whitehead Mann Group, an executive search firm based in London, a position he has held since January 1, 2001. He was elected to PepsiCo's Board in 1997. He is the former Chairman of Baring Brothers International Ltd., the corporate finance section of ING Group's investment bank. Mr. Foy joined McKinsey & Co., Inc. in 1968, became a director and head of its U.K. Consumer Goods Practice in 1980, the managing director of McKinsey U.K. in 1983, and was Senior Partner from 1990 until 1996. In 1996, he became Chairman of Baring Brothers, a position he held until he retired in December 1998. Mr. Foy is also a director of Omnicom Group Inc., The Peninsular and Oriental Steam Navigation Company and Safeway PLC.

RAY L. HUNT, 58, Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo's Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Security Capital Group, Electronic Data Systems Corporation, and a Class C Director of the Federal Reserve Bank of Dallas.

ARTHUR C. MARTINEZ, 62, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo's Board in May 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is Chairman of The Federal Reserve Bank of Chicago. He is also a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc. and Martha Stewart Living Omnimedia, Inc.

ROBERT S. MORRISON, 59, was elected to PepsiCo's Board and became Vice Chairman in August 2001. Since 1997, Mr. Morrison has served as Chairman of the Board, President and Chief Executive Officer of The Quaker Oats Company, which merged with PepsiCo in August 2001. From 1994 until 1997, Mr. Morrison served as Chairman and Chief Executive Officer of Kraft Foods, Inc., a division of Philip Morris Companies, Inc. Mr. Morrison had joined Kraft in 1983 and while there also held the positions of President of Kraft Refrigerated Products Group, President of Kraft General Foods Canada and President of General Foods U.S.A. prior to becoming Chairman and Chief Executive Officer. He is also a director of Aon Corporation and The Tribune Company.

INDRA K. NOOYI, 46, was elected to PepsiCo's Board and became President and Chief Financial Officer in May 2001, after serving as Senior Vice President and Chief Financial Officer since February 2000. Ms. Nooyi also served as Senior Vice President, Strategic Planning and Senior Vice President, Corporate Strategy and Development from 1994 until 2000. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc.

FRANKLIN D. RAINES,53, was elected to PepsiCo's Board in May 1999, and is Chairman of its Audit Committee. Mr. Raines has been Chairman of the Board and Chief Executive Officer of Fannie Mae since January 1999. He was Director of the U.S. Office of Management and Budget from 1996 to 1998. From 1991 to 1996, he was Vice Chairman of Fannie Mae and in 1998 he became Chairman and CEO-Designate. Prior to joining Fannie Mae, Mr. Raines was a general partner at Lazard Freres & Co., an investment banking firm. Mr. Raines is also a director of AOL Time Warner, Inc. and Pfizer, Inc.

STEVEN S REINEMUND,53, has been PepsiCo’s Chairman and Chief Executive Officer since May 2001. He was elected a director of PepsiCo in 1996 and before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 as a senior operating officer of Pizza Hut, Inc. He became President and Chief Executive Officer of Pizza Hut in 1986, and President and Chief Executive Officer of Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996.

SHARON PERCY ROCKEFELLER, 57, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She is a member of the Board of Directors of Public Broadcasting Service, Washington, D.C. and was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Mrs. Rockefeller is also a director of Sotheby’s Holdings, Inc.

FRANKLIN A. THOMAS, 67, was elected to PepsiCo's Board in 1994. From 1967 to 1977, he was President and Chief Executive Officer of the Bedford-Stuyvesant Restoration Corporation. From 1977 to 1979 Mr. Thomas had a private law practice in New York City. Mr. Thomas was President of the Ford Foundation from 1979 to April 1996 and is currently a consultant to the TFF Study Group, a non-profit organization assisting development in southern Africa. He is also a director of ALCOA, Avaya Inc., Citicorp, Conoco, Inc., Cummins, Inc. and Lucent Technologies.

CYNTHIA M. TRUDELL,48, President of Sea-Ray Group since 2001, was elected to PepsiCo’s Board in January 2000. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions. In 1995, she became plant manager at GM’s Wilmington Assembly Center in Delaware. In 1996, she became President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu.

SOLOMON D. TRUJILLO, 50, Chairman, Chief Executive Officer and President of Graviton, Inc. since November 2000, was elected to PepsiCo's Board in January 2000. Previously, Mr. Trujillo was Chairman of U S WEST from May 1999, and served as its President and Chief Executive Officer beginning in 1998. He served as President and Chief Executive Officer of US WEST Communications Group and Executive Vice President of US WEST from 1995 until 1998 and President and Chief Executive Officer of US WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also a director of Comstellar Technologies, Orange SA and Target Corporation.

DANIEL VASELLA, 48, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is a director of Credit Suisse Group and a member of the Supervisory Board of Siemens AG.

        If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

        Ownership of Common and Convertible Preferred Stock by Directors and Executive Officers.The following table shows, as of March 8, 2002, the shares of PepsiCo Common Stock beneficially owned by each director (including nominees), by each named executive officer individually, and by all directors and executive officers as a group:

Name of Individual or Number of Persons in Group	Number of Shares of Common Stock Beneficially Owned(1)(2)(3)(4)(5)

John F. Akers	80,921
Robert E. Allen	76,468
Roger A. Enrico	4,507,609
Peter Foy	41,834
Ray L. Hunt	521,981
Arthur C. Martinez	23,680
Matthew M. McKenna	297,598
Robert S. Morrison	5,033,795
John J. Murphy	49,069
Indra K. Nooyi	535,390
Franklin D. Raines	26,518
Steven S Reinemund	1,443,327
Sharon Percy Rockefeller	76,916
Franklin A. Thomas	46,541
Cynthia M. Trudell	21,935
Solomon D. Trujillo	29,259
Daniel Vasella	6,250
All directors and executive officers as a group (20 persons)	13,200,963

        (1)        Certain directors or executive officers share voting and investment power over 1,443,327 shares of PepsiCo Common Stock with their spouses or children.

        (2)        The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days through the exercise of vested stock options: John F. Akers, 51,244 shares; Robert E. Allen, 31,530 shares; Roger A. Enrico, 3,013,843 shares; Peter Foy, 37,692 shares; Ray L. Hunt, 51,244 shares; Arthur C. Martinez, 16,978 shares; Matthew M. McKenna 297,284 shares; Robert S. Morrison, 4,634,500 shares; John J. Murphy, 21,943 shares; Indra K. Nooyi, 478,732 shares; Franklin D. Raines, 22,837 shares; Steven S Reinemund, 1,207,797 shares, Sharon Percy Rockefeller, 31,841 shares; Franklin A. Thomas, 36,216 shares; Cynthia M. Trudell, 20,199 shares; Solomon D. Trujillo, 23,095 shares; Daniel Vasella 3,750 shares; and all directors and executive officers as a group, 10,359,137 shares.

        (3)        The shares shown include 26,700 shares owned by Mr. Hunt in a corporation over which he has sole voting and investment power and 414,786 shares held in trusts over which he has sole investment power; 1,340 shares held by Mr. Reinemund in a limited liability corporation over which he has shared voting and investment power; and 18,000 shares owned by a family charitable foundation over which Mr. Enrico exercises shared voting and investment power.

        (4)        The shares shown also include the following number of PepsiCo Common Stock equivalents, which are held in PepsiCo’s deferred income program: John F. Akers, 4,751 shares; Robert E. Allen, 37,802 shares; Roger A. Enrico, 1,425,635 shares; Peter Foy, 446 shares; Ray L. Hunt, 4,751 shares; Arthur C. Martinez, 4,702 shares; Robert S. Morrison, 341,683 shares; John J. Murphy, 6,108 shares; Indra K. Nooyi, 55,617 shares; Franklin D. Raines, 2,681 shares; Steven S Reinemund, 224,535 shares; Franklin A. Thomas, 9,325 shares; Cynthia M. Trudell 1,736 shares; Solomon D. Trujillo, 2,164 shares; and all directors and executive officers as a group, 2,121,936 shares.

        (5)         Mr. Morrison holds 366 shares of Convertible Preferred Stock in his 401(k)/ESOP plan account. He is the only executive officer or director to hold PepsiCo Convertible Preferred Stock.

        Directors and executive officers as a group own less than 1% of outstanding Common Stock and less than 1% of outstanding Convertible Preferred Stock.

        Board Meetings and Committees of the Board. PepsiCo’s Board held eight meetings during 2001. All outside directors serve on the three Board Committees.

        The Audit Committee, which was established in 1967, held two meetings in 2001. Under its charter, which was filed with PepsiCo’s 2001 Proxy Statement, the Committee’s primary responsibilities are to: monitor the Company’s financial reporting process and internal control system; monitor the audit processes of the Company’s independent auditors, KPMG LLP, and internal auditors; and provide an open avenue of communication among the Company’s independent accountants, financial and senior management, and the Board of Directors. The Committee reviews its charter annually and updates it as appropriate. The Audit Committee’s report to shareholders is set forth below.

        The Compensation Committee, which has been active since 1955, held three meetings during 2001. The Compensation Committee administers PepsiCo’s incentive plans, sets policies that govern executives’ annual compensation and long-term incentives, and reviews management performance, compensation, development and succession.

        The Nominating Committee, which was established in 1997, held two meetings in 2001. The Nominating Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Committee annually assesses and reports to the Board on Board and Board Committee performance and effectiveness; reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its Committees; and annually reviews and reports to the Board on Directors’ compensation and benefits. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577.

        Average attendance by incumbent directors at Board and Committee meetings was approximately 92%. Due to the acquisition of Quaker, there were unscheduled Board meetings during 2001 which conflicted with the schedules of certain directors. Mr. Raines attended 67% of the total number of Board and Committee meetings. Mr. Martinez and Mrs. Rockefeller each attended 73% of the meetings.

Audit Committee Report

        PepsiCo’s Audit Committee consists entirely of directors who meet the independence and financial experience requirements of the New York Stock Exchange.

        In fulfilling its responsibilities under its charter during 2001, the Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and the Company’s independent auditors, KPMG, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The discussions included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures.

        The Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2001. The Committee also reviewed all fees paid to the independent auditors; these fees are described at the end of this report.

        The Committee also discussed with the independent auditors other matters required to be discussed with the Committee under generally accepted auditing standards.

        The Committee reviewed KPMG’s independence and, as part of that review, received the written disclosures and letter required by the Independence Standards Board, and considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended to shareholders the election of KPMG as the Company’s independent auditors for fiscal 2002.

THE AUDIT COMMITTEE

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
JOHN J. MURPHY

        Audit and Non-Audit Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related:	$6.0 million ===
Financial information systems design and implementation	$0.0 ===
All other fees
Audit related fees (1)	$3.5 million
Other non-audit services (2)	$5.7 million
Total all other fees	$9.2 million ===

        (1) Audit related fees consisted principally of review of registration statements, issuance of consents and letters to underwriters, audits of financial statements of certain employee benefits plans and audits of certain businesses acquired or to be sold. In 2001, most of these services were incurred in connection with the acquisition of Quaker.

        (2) Other non-audit fees consist primarily of tax compliance and other tax advisory services.

        Directors’ Compensation. Directors who are employees receive no additional pay for serving as directors. All other directors receive an annual retainer of $100,000 and stock option awards. Beginning in 2001, all newly appointed Directors also receive 1,000 shares of PepsiCo Common Stock.

        Directors may elect to receive their $100,000 retainer in the form of shares of stock or cash. They may also elect to receive their retainer in the form of options to purchase shares of PepsiCo Common Stock at an exchange rate of $3 in face value of options for each $1 of the retainer. Thus, a Director who elects to exchange the entire retainer for options would receive options to purchase $300,000 worth of Common Stock based on the average of the high and low prices of PepsiCo Common Stock on the date of the grant. Directors may elect to structure their retainer in any combination of stock, cash and/or stock options. In the absence of any election to exchange the award, the retainer would be paid in shares of PepsiCo Common Stock. Directors also receive options to purchase $250,000 worth of Common Stock based on the average of the high and low prices of PepsiCo Common Stock on the date of the grant.

        Directors may elect to defer payment of any cash or stock. If the receipt of stock is deferred, the Directors receive PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period. If payment of cash is deferred, directors may elect deferral into PepsiCo Common Stock equivalents or into three other investment options.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Executive Pay Policy

        PepsiCo’s executive compensation programs are designed to enable it to recruit, retain and motivate a large group of talented and diverse domestic and international executives. This is essential for PepsiCo to achieve its challenging worldwide performance objectives and to continue to achieve outstanding shareholder returns. As a result, the Committee has determined that executive compensation opportunities, including those for PepsiCo’s Chief Executive Officer (“CEO”), should create incentives for superior performance and consequences for below target performance.

        The Compensation Committee annually examines short-term and long-term compensation levels for the CEO and other senior executives against a survey of the compensation practices of a group of leading consumer product companies. This review is validated against surveys of the compensation practices of a broader range of major companies, including the Fortune 100. Together these companies are referred to as the “survey companies.” These reviews also compare PepsiCo’s short and long-term results with the performance of the survey companies, to ensure a pay for performance linkage. The survey companies include some, but not all, of the companies covered in the Standard & Poor’s 500 Beverage and Food Indices included on the Performance Graph on page 14.

        The Committee believes that our executive compensation programs have met their objectives. PepsiCo has been able to attract and retain the executive talent necessary to support a corporation with a long-term history of strong sales growth and shareholder returns.

Specific Compensation Programs

        PepsiCo’s executive compensation mix includes a base salary, annual cash bonus awards, and long-term incentive compensation in the form of stock options and, in some years, performance units. Overall, these programs are intended to be performance-oriented, with the principal portion of executive compensation opportunities tied to achievement of earnings, sales volume and cash flow objectives and long-term shareholder returns. It is the Committee’s intention that substantially all executive compensation be deductible for federal income tax purposes.

        Salary ranges for the CEO and the other executive officers are based on the underlying accountabilities of each executive’s position, which are reviewed on a regular basis and benchmarked against similar positions among the survey companies. These salary ranges are targeted above the average salaries for similar positions at the survey companies. However, individual salaries are generally capped at $1 million.

        Bonus awards for PepsiCo’s CEO and executive officers are paid based on PepsiCo’s overall performance against specified earnings targets set in advance in accordance with the shareholder approved 1994 Executive Incentive Compensation Plan. The amount of the award an executive is eligible to receive will increase if higher earnings per share targets are achieved. No payment will be made if the minimum earnings target is not met. Once those earnings targets are achieved, the Committee exercises its discretion to determine the exact amount of the bonus to be paid to each executive officer. In determining the bonus of executive officers including the CEO, the Committee primarily considers PepsiCo’s operating profit and net sales volume performance. The bonus is also based on the Committee’s subjective assessment of a broader range of performance measures, including PepsiCo’s financial results, strategic position, development of people and organizational capability and performance compared to the broad range of companies included in the survey companies.

        Long-term awards, made under the shareholder approved 1994 Long-Term Incentive Plan (the “LTIP”), are generally granted annually in the form of stock options and in some years, performance units. Pro rata awards are made to newly hired or newly promoted executives during the year and special awards are occasionally made off-cycle to participants. Performance units may be paid after three years based on achieving cash flow and net sales volume targets set in advance by the Committee. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation in PepsiCo’s Common Stock. Most become exercisable at the end of three years, and are exercisable thereafter for seven years. In some years, PepsiCo’s CEO and other executive officers have been given the opportunity to choose the mix of performance units and stock options in their long-term awards.

        PepsiCo’s executives may also participate in the Company’s benefit programs, including the Company’s retirement plans, its medical, savings and other benefit plans and its SharePower Stock Option Plan, under which all full-time employees receive grants of options to purchase shares of PepsiCo stock with a face value equal to 10-15% of that individual’s previous year’s salary and bonus. Executive officers receive their annual SharePower awards under the LTIP. In addition, executives are eligible to participate in the Company’s income deferral programs.

Performance Evaluation

        The Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. The 2001 salaries, bonuses and long-term incentive awards for the Company’s CEO and executive officers set forth on page 11 were reviewed and approved at meetings of the Compensation Committee held during 2001 and in February 2002.

        Decisions on executive officers’ salaries and salary increases were based on individual performance evaluations. As described above, decisions on senior executive officers’ bonus awards were primarily based on PepsiCo’s performance against operating profit and net sales volume results, although a broader range of other performance measures were also taken into account.

        At Mr. Enrico’s request, the Committee again approved a reduction in Mr. Enrico’s annual salary from $900,000 to $1, and recommended to the Board of Directors that it consider using the savings to support front line employees. In February 2001, the Board approved annual charitable contributions of approximately $1,000,000 to fund additional scholarships for children of PepsiCo’s front line employees.

        The primary performance measures used to determine the CEO’s 2001 bonus award were earnings per share growth and net sales results, the strength of PepsiCo’s strategic position, and total return to shareholders as compared to the survey companies. The overall performance measures were weighted subjectively by each member of the Compensation Committee.

        Long-term incentive awards were made to executive officers last year. Long-term incentive levels for PepsiCo’s CEO and other executive officers are based on comparisons of award levels at the survey companies. The long-term awards, which are intended as incentives for future performance, are not based on past corporate performance, and are targeted above the average of awards for similar positions at the survey companies.

        The Performance Graph on page 14 compares PepsiCo’s five year cumulative total return to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Beverage and Food Indices. PepsiCo’s compounded annual total shareholder return, assuming the reinvestment of dividends, for the five years ended December 29, 2001 was 14%.

THE COMPENSATION COMMITTEE:

JOHN F. AKERS	FRANKLIN D. RAINES
ROBERT E. ALLEN	SHARON PERCY ROCKEFELLER
PETER FOY	FRANKLIN A. THOMAS
RAY L. HUNT	CYNTHIA M. TRUDELL
ARTHUR C. MARTINEZ	SOLOMON D. TRUJILLO
JOHN J. MURPHY

Summary Compensation Table

                                                                                                                                 Long-Term
                                                                                             Annual Compensation                              Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards Securities Under- lying Options (#)	Payouts Long-Term Incentive Plan Payouts ($)	All Other Compensa- tion($)(4)
Steven S Reinemund	2001	984,615	3,500,000	159,490(2)	2,105,672	864,600	0
Director; Chairman of the	2000	917,308	2,229,500	912,551(2)	182,985	0	0
Board and Chief Executive	1999	825,000	1,309,500	75,926(2)	335,339	0	0
Officer
Roger A. Enrico (1)	2001	1(1)	4,500,000	234,026(2)	1,207,069	0	1,165
Director; Vice Chairman	2000	1(1)	4,000,000	200,744(2)	608,824	0	1,506
	1999	1(1)	2,300,000	116,852(2)	717,488	0	1,857
Robert S. Morrison (3)	2001	461,565	1,250,000	--	1,306,170	0	0
Director; Vice Chairman	2000	--	--	--	--	--	--
Chairman, President and	1999	--	--	--	--	--	--
Chief Executive Officer,
The Quaker Oats Company
Indra K. Nooyi	2001	680,769	1,525,970	119,782(2)	947,293	0	0
Director; President and	2000	574,519	791,090	--	104,125	0	0
Chief Financial Officer	1999	459,576	489,380	--	236,848	0	0
Matthew M. McKenna	2001	366,938	261,540(5)	6,973	95,192	0	0
Senior Vice President of	2000	352,202	346,170	7,064	56,870	0	0
Finance	1999	316,923	302,640	7,064	153,434	0	0

        (1)        In 1999, 2000 and 2001, at Mr. Enrico’s request, the Compensation Committee approved a reduction in Mr. Enrico’s annual salary from $900,000 to $1, and recommended to the Board of Directors that it use the savings to support front line employees. Mr. Enrico will retire as Vice Chairman on March 31, 2002.
        (2)        This amount includes benefits from the use of corporate transportation ($210,580 in 2001, $177,298 in 2000 and $93,406 in 1999 for Mr. Enrico; $133,105 in 2001, $84,003 in 2000 and $51,978 in 1999 for Mr. Reinemund; and $98,168 for Ms. Nooyi in 2001). It also includes $2,437 in 2001 and $804,600 in 2000 paid in connection with Mr. Reinemund’s relocation to assume his new responsibilities as Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively.
        (3)        Mr. Morrison became an executive officer of PepsiCo on August 2, 2001 upon the merger of PepsiCo and The Quaker Oats Company. These amounts reflect payments and options granted to Mr. Morrison by PepsiCo since the merger.
        (4)         PepsiCo pays a portion of the annual cost of life insurance policies on the lives of certain of its key employees. These amounts are included here. If a covered employee dies while employed by PepsiCo, PepsiCo is reimbursed for its payments from the proceeds of the policy.
        (5)        Mr. McKenna's bonus was reduced by the amount of cash compensation he received in 2001 for his service as a director of PepsiAmericas, one of our anchor bottlers.

Option Grants in Last Fiscal Year

                                                                                                                                                                                  Potential Realizable Value                                                                                                                                                                                     at Assumed Annual Rates                                                                                                                                                                                    of Stock Price Appreciation                                                                  Individual Grants                                                                                                for Option Term

Name	Number of Securities Under- lying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(9)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)(10)	10% ($)(10)
Steven S Reinemund	605,672(2)	1.51	43.50	1/31/11	16,569,318	41,989,905
	750,000(5)	1.87	45.51	7/25/11	20,517,687	51,995,848
	750,000(8)	1.87	45.51	7/25/16	35,200,032	103,657,722
Roger A. Enrico	1,007,931(2)	2.51	43.50	1/31/11	27,573,884	69,877,636
	199,138(1)	0.50	43.50	1/31/11	5,447,802	13,805,799
Robert S. Morrison	806,170(3)	1.99	44.50	8/2/11	21,885,533	55,462,238
	500,000(6)	1.25	44.50	8/2/11	13,678,458	34,663,899
Indra K. Nooyi	163,610(2)	0.41	43.50	1/31/11	4,475,865	11,342,721
	33,683(1)	0.01	43.50	1/31/11	921,463	2,335,168
	375,000(5)	0.93	45.51	7/25/11	10,258,844	25,997,924
	375,000(8)	0.93	45.51	7/25/16	17,600,016	51,828,861
Matthew M. McKenna	69,702(2)	0.02	43.50	1/31/11	1,906,832	4,832,286
	25,490(1)	0.01	43.50	1/31/11	697,328	1,767,166

(1)	These options were granted and became exercisable on February 1, 2001.
(2)	These options become exercisable on February 1, 2004.
(3)	These options become exercisable on August 3, 2004.
(4)	These options become exercisable on February 1, 2006.
(5)	These options become exercisable on July 26, 2006.
(6)	These options become exercisable on August 3, 2007.
(7)	These options become exercisable on February 1, 2011.
(8)	These options become exercisable on July 26, 2011.
(9)	Includes approximately 7,750,000 options granted to approximately 55,000 employees under PepsiCo’s SharePower Stock Option Plan.
(10)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of PepsiCo’s stock. If PepsiCo’s stock does not increase in value, then the option grants described in the table will be valueless.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values (1)

Name	Shares Ac- quired on Exercise(#)	Value Realized	Number of Securities Under- lying Unexcerised Options at FY-End		Value of Unexercised In-the- Money Options at FY-End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven S Reinemund	-	-	1,393,229	3,700,295	$36,230,732	$42,317,503
Roger A. Enrico	6,294	$197,398	3,772,752	2,334,243	$103,401,714	$24,754,610
Robert S. Morrison	-	-	4,634,500	1,306,170	$125,618,422	$5,943,074
Indra K. Nooyi	-	-	399,908	1,254,583	$9,593,255	$8,675,332
Matthew M. McKenna	60,000	$1,715,145	229,532	280,006	$4,804,114	$3,532,150

(1)	The closing price of PepsiCo Common Stock on December 28, 2001, the last trading day prior to PepsiCo's fiscal year end, was $49.05.

Employment Arrangements

        Robert S. Morrison’s Employment Agreement.  Under prior agreements with Quaker, Robert S. Morrison was entitled to certain payments after the merger. As a result, PepsiCo is party to a new employment agreement with Mr. Morrison. The agreement requires PepsiCo to pay Mr. Morrison approximately $19,700,000 within thirty days after completion of at least eighteen months of employment. Under the PepsiCo agreement, Mr. Morrison agreed that if he voluntarily resigns (other than for good reason, as defined in the agreement) or is terminated by PepsiCo for cause (as defined in the agreement) at any time prior to the expiration of the eighteen month period, he will forfeit his right to this payment. The agreement with PepsiCo also binds Mr. Morrison to certain non-competition, non-raiding of employees and non-disclosure of information restrictions for a period of two years following a termination from PepsiCo. The initial eighteen month term of Mr. Morrison’s agreement (the “Initial Term”) is automatically extended in one year increments, unless PepsiCo or Mr. Morrison provides the other with notice to the contrary.

        Under his agreement with PepsiCo, as amended, Mr. Morrison is entitled to an annual base salary of no less than $1,000,000 and has an annual bonus target equal to at least 100% of base salary. In addition to the options granted in 2001, the agreement also provides that Mr. Morrison is entitled to a grant of not less than 300,000 PepsiCo stock options in 2002. These options will vest and become fully exercisable on the third anniversary of the grant date; provided, however, that the options will vest immediately in the following situations: (a) Mr. Morrison’s employment is terminated after the Initial Term for any reason (other than for cause); (b) Mr. Morrison’s employment is terminated before the expiration of the Initial Term by PepsiCo (other than for cause), by Mr. Morrison for good reason;

or by virtue of Mr. Morrison’s death; (c) Mr. Morrison’s retirement or disability after the first anniversary of the grant date; or (d) a change in control of PepsiCo. Although the options would vest prior to the third anniversary of the grant date as described, they would not become fully exercisable until the third anniversary of the grant date.

        Pursuant to terms of the agreement, PepsiCo made a loan to Mr. Morrison in the amount of $7,000,000. Such loan is interest bearing at the applicable federal rate and is due and payable thirty days after the earlier of the expiration of the initial term or Mr. Morrison’s termination of employment. Mr. Morrison will continue to be entitled to an annual supplemental retirement benefit equal to not less than $950,000. This amount shall be offset by any other retirement benefits to which Mr. Morrison is entitled and shall be actuarially reduced in the event Mr. Morrison commences the benefit prior to age 60. Mr. Morrison will also be entitled to a “gross up” payment if any amount payable to him is subject to tax under Section 4999 of the Internal Revenue Code.

        Mr. Morrison is entitled to participate in other benefit and perquisite programs generally available to other senior executives.

        Performance Graph. The Average of S&P Industry Groups reflected below is based upon PepsiCo’s sales in its three lines of business: Beverages (Non-Alcoholic Beverages), Food and Restaurants, up to the fourth quarter of 1997. From the fourth quarter of 1997 forward, this Average excludes the Restaurant Index, due to PepsiCo’s spin-off of its restaurant businesses effective October 6, 1997. The return on PepsiCo stock investment is calculated through PepsiCo’s fiscal year end on December 29, 2001. The return for the S&P 500 and the S&P Average indices is calculated through December 31, 2001.

December 31, 2001.

Pension Plan Table

When an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2002 for the following pay classifications and years of service are:

        Remuneration                                                                                 Years of Service

15	20	25	30	35	40

$500,000	172,480	196,650	220,810	244,970	269,130	294,130
$750,000	259,980	296,650	333,310	369,970	406,630	444,130
$1,000,000	347,480	396,650	445,810	494,970	544,130	594,130
$1,250,000	434,980	496,650	558,310	619,970	681,630	744,130
$1,500,000	522,480	596,650	670,810	744,970	819,130	894,130
$1,750,000	609,980	696,650	783,310	869,970	956,630	1,044,130
$2,000,000	697,480	796,650	895,810	994,970	1,094,130	1,194,130
$2,250,000	784,980	896,650	1,008,310	1,119,970	1,231,630	1,344,130
$2,500,000	872,480	996,650	1,120,810	1,244,970	1,369,130	1,494,130
$2,750,000	959,980	1,096,650	1,233,310	1,369,970	1,506,630	1,644,130
$3,000,000	1,047,480	1,196,650	1,345,810	1,494,970	1,644,130	1,794,130
$3,250,000	1,134,980	1,296,650	1,458,310	1,619,970	1,781,630	1,944,130
$3,500,000	1,222,480	1,396,650	1,570,810	1,744,970	1,919,130	2,094,130
$4,000,000	1,397,480	1,596,650	1,795,810	1,994,970	2,194,130	2,394,130
$4,500,000	1,572,480	1,796,650	2,020,810	2,244,970	2,469,130	2,694,130

        The pay covered by the Pension Plans noted below is based on the salary and bonus shown in the Summary Compensation Table on page 11 for each of the named executive officers. The years of credited service as of January 1, 2002 for the executive officers named on the Summary Compensation Table are: Roger A. Enrico -- 30 years; Steven S Reinemund -- 17 years; Matthew M. McKenna -- 8 years; Robert S. Morrison – 4 years and Indra K. Nooyi -- 7 years.

        Computation of Benefits. PepsiCo’s executive officers generally participate in PepsiCo’s Retirement Plan and PepsiCo’s Pension Equalization Plan (which has been adopted to provide benefits that would have been payable under the Retirement Plan except for ERISA and Internal Revenue Code limitations). The annual benefits payable under these two Pension Plans to employees with 5 or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over 10 years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years).

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. To the best of PepsiCo’s knowledge, all required forms were filed on time with the Securities and Exchange Commission.

APPROVAL OF AUDITORS (PROXY ITEM NO. 2)

        The Audit Committee recommends that KPMG LLP (“KPMG”) continue as PepsiCo’s independent auditors for 2002. They have been PepsiCo’s independent auditors since 1990.

        In addition to retaining KPMG to audit our consolidated financial statements for 2001, PepsiCo and its affiliates retained KPMG to provide various audit related services in 2001. Audit related services consisted principally of the review of registration statements, issuance of consents and letters to underwriters, audits of financial statements of certain employee benefit plans and audits and due diligence of certain businesses acquired or to be sold. KPMG was also retained to provide other advisory services, which consisted principally of tax advisory services and international tax compliance. PepsiCo does not engage KPMG for any services that are not audit or tax related.

        Audit and audit related services comprised 63% of the aggregate fees paid to KPMG for professional services in 2001. Other advisory services comprised 37% of the aggregate fees paid to KPMG for professional services in 2001, and 35% of aggregate fees for the 3 years 1999 to 2001. The Audit Committee and PepsiCo have rigorous policies in place to ensure that KPMG is only engaged to provide other advisory services when we believe KPMG is the most qualified service provider, and the other advisory services do not conflict with KPMG’s role as PepsiCo’s independent auditors. We will continue to apply these policies prior to engaging KPMG for other advisory services in 2002. We will also continue our policy to engage KPMG only for other advisory services that are tax related.

        Representatives of KPMG will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

        The Board of Directors recommends that shareholders vote FOR this resolution.

SHAREHOLDERS’ PROPOSALS

        If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

Rotation of Annual Meeting (Proxy Item No. 3)

        Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who owns 900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

        “RESOLVED: That the shareholders of PepsiCo recommend that the Board take the necessary steps to rotate PepsiCo’s annual meeting each year between cities where PepsiCo has a significant presence other than just Plano, Texas and Tampa, Florida.

        REASONS: Many major corporations such as Great A & P, Verizon, Xerox, FNMA, Delta Airlines, AT&T, IBM, GE and many, many others rotate to different cities on a regular basis. Cities could include Washington D.C., New York City, Chicago, San Francisco and Miami, as well as other cities.

        Owners in other parts of the country also should have the opportunity to meet officers and directors of the Company. Last year the owners of 45,862,671 shares, representing approximately 4.24% of shares voting, voted FOR this proposal.

        If you AGREE, please mark your proxy FOR this resolution."

        Response:

        Decisions concerning the rotation of the Company’s Annual Shareholders’ meetings between major cities involve a balancing of the benefits of providing new groups of shareholders first hand access to company management and information against the costs and management time involved. We believe that PepsiCo’s web site (http://www.pepsico.com) and other shareholder communications provide excellent shareholder access to information and that holding shareholders’ meetings in various cities adds very little to shareholder access, and then only for a few hundred shareholders. In addition, renting space for shareholders’ meetings in cities where we do not have major facilities, and flying management and support personnel there, is very costly. As a result, we do not believe that the proposed rotation of meetings is cost effective or the best use of management resources.

        PepsiCo does, however, intend to continue to rotate its meetings to locations, such as Plano, Texas, Bradenton, Florida and Chicago, Illinois, where it has a division headquarters and large employee base.

        Similar proposals by Mrs. Davis were overwhelmingly defeated in 1998 and 2001.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Genetically Engineered Foods (Proxy Item No. 4)

        Robert and Joann Del Re, c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, CA 94559, who jointly own 400 shares of PepsiCo Common Stock, have submitted, along with other religious groups or institutions, the following resolution for the reasons stated:

"International markets for genetically engineered (GE) foods are threatened by extensive resistance:
  Many of Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;
  In the UK, three fast-food giants--McDonald’s, Burger King, and KFC--are eliminating GE soy and corn ingredients from their menus;
  McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);
  Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;
  Frito-Lay, a division of PepsiCo, asked farmers that supply corn for Frito-Lay chips to provide only non-genetically engineered corn (1/2000);
  Since fall of 2000, hundreds of millions have been spent by food companies in recalling food containing GE corn not approved for human consumption;
  Once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:
  Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;
  Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);
  The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000);
  Uncertainty about the ecological risks of genetically engineered crops persists. (Science
  12/15/2000).
In the U.S., we have a long tradition of citizens' "right to know" expressed in laws requiring nutritional labeling of foods;
  Focus groups conducted by the Food and Drug Administration in spring 2000 indicated
  strong public support for mandatory labeling;
  Over a dozen polls in the U.S. show that about 75-94% of people surveyed want GE food to be labeled as such;
  GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;
  The European Union and Japan require labeling of GE foods, and labeling has been proposed by governmental authorities in New Zealand, South Korea and Australia.
RESOLVED: Shareholders request that unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment, the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company under the company's brand names or private labels that may contain GE products."

        Response:

        The U.S. Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA) have determined that currently approved foods derived from modern biotechnology are as safe as conventional foods. The FDA also has decided that no special labeling is required for genetically modified foods that are substantially equivalent to their traditional counterparts. Only foods that contain allergens or changes in nutritional composition require labeling. None of our products or ingredients fall into either category. The FDA labeling policy is based on differences in the foods themselves, rather than how they are grown.

        Furthermore, in the United States, the current system for distributing agricultural commodities makes it difficult, if not impossible, for food manufacturers to be certain whether or to what degree their ingredients have been enhanced through biotechnology.

        The FDA continues to review the safety of foods, including those derived through biotechnology. PepsiCo is committed to using only safe and approved ingredients in its products and all of our products worldwide comply with national food laws and labeling regulations. In view of PepsiCo’s alignment with the current policies of U.S. regulatory bodies on this matter, it would be inappropriate and costly for PepsiCo to label products based on the possibility that they contain ingredients in which biotechnology may have been employed, or to commit to removing any such ingredients from its products.

        In 2000 and 2001, similar proposals were overwhelmingly defeated.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Shareholder Approval of Executive Severance in Excess of $3 million (Proxy Item No. 5)

        The Teamster Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, which owns 101,900 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

        “RESOLVED, Shareholders urge that the Board of Directors adopt a policy that executive officer severance pay of over $3 million must be approved by the shareholders as a separate issue for vote at the annual shareholders' meeting, and no future employment contracts will be entered into which include severance clauses of more than $3 million, without shareholder approval. Such a policy would be phased in and will not affect current contractual agreements.

        SUPPORTING STATEMENT: Recent outcry against excessive executive compensation has included criticism of companies, which have awarded overly generous severance packages. When Disney awarded Michael Ovitz $70 million in cash and options as severance for 16 months’ service, for example, shareholders expressed outrage.

        Disney is not alone in granting excessive severance compensation. Union Pacific granted a special $4 million bonus to Drew Lewis upon his retirement; Electronic Data Systems negotiated a $35 million termination agreement with Lester Alberthal; and, this year Procter and Gamble granted $9.5 million to retiring Chairman Dick Jager. Also in 2000, McKesson HBOC paid ousted CEO Mark Pulido $1.9 million and guaranteed him that salary through the year 2004. Pulido even received an $853,000 bonus in 2000.

        When Chairman Enrico cut his pay to $1 per year, in favor of performance based compensation, PepsiCo shareholders cheered. By placing severance packages in the hands of the shareholders, PepsiCo can continue to be a leader in reasonable executive compensation and ensure shareholder confidence.

        For all of these reasons we urge you to vote FOR this proposal."

        Response:

        PepsiCo generally does not enter into employment or severance agreements with its executive officers. We believe, however, that executive employment and severance arrangements in special situations, particularly mergers and reorganizations, are often in shareholders’ best interests and should not be unduly restricted. PepsiCo therefore does not agree with this proposal.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

Recycling Proposal (Proxy Item No. 6)

        Walden Asset Management, 40 Court Street, Boston, MA, 02108, which owns 6,320 shares of PepsiCo Common Stock, has submitted, along with other religious groups or institutions, the following resolution for the reasons stated:

        “WHEREAS, PepsiCo has repeatedly emphasized its commitment to environmental leadership, and its brand value depends on excellence.

        Yet PepsiCo has no comprehensive recycling strategy that includes quantitative goals for boosting the recycled content in its U.S. beverage containers or for enhanced rates of beverage container recovery in the U.S.

        More than one-fourth of PepsiCo’s bottled products are bottled in plastic (polyethylene terephthalate or PET) beverage containers. Except for the recently acquired Gatorade brand, no PepsiCo plastic beverage container in the U.S. contains recycled content. This is not an environmentally sound and sustainable path. At the same time, our company’s major competitor uses at least 25 percent recycled-content plastic in its beverage containers sold in Australia, New Zealand, Switzerland and Sweden and uses 10% recycled content in three-quarters of its North American bottles. PepsiCo has the technological capability to utilize a similar level of recycled content, and should avoid a competitive disadvantage on environmental concerns.

        Other major beverage and consumer product companies, such as Procter & Gamble, use 25 percent recycled content in their containers (Plastics Recycling Update, 11/96 & 12/97; Plastics News, 11/3/97 & 5/13/00).

        WHEREAS, more than half of PepsiCo’s beverage containers in the U.S. are being needlessly thrown in landfills, incinerated or littered and are therefore diverted from the national supply of recycled plastic and aluminum.

        According to American Plastics Council data, the U.S. recycling rate for plastic soft drink containers declined from 53 percent in 1994 to 36 percent in 2000. The aluminum can recycling rate declined from 61% in 1994 to 54.5% in 2000. Pepsi has actively lobbied against bottle container deposit systems (i.e. bottle bill legislation) that are the only proven method to increase recovery significantly, thereby providing a steady supply of scrap material for manufacturing beverage containers and other products.

        Significant container recovery rates are possible. U.S. states with beverage container deposit systems have recovered three times as many bottles as states without deposits. In Germany and Sweden, beverage companies have achieved beverage container recovery rates of more than 80 percent.

        Recycled PET content can be less costly than its virgin counterpart if a greater supply of used containers is made available for recycling.

        WHEREAS, setting quantitative goals for boosting the recycled content in its beverage containers and for higher rates of beverage container recovery will constitute a significant step toward minimizing our company’s impact on the environment.

        BE IT RESOLVED, that shareowners of PepsiCo request that the board of directors adopt a comprehensive recycling strategy. The strategy should aim to achieve, by January 1, 2005, a system-wide average of 25 percent recycled content in all plastic beverage containers, and a recovery rate of 80 percent for its beverage containers sold in North America. The board shall prepare a report for shareholders by October 1, 2002, on the company’s efforts and progress toward achieving this strategy.”

        Response:

        PepsiCo has a longstanding commitment to the environment, and our record of stewardship reflects that. Soft drink containers are the most recycled consumer packaging in the United States. And over time the amount of plastic and aluminum used to make each of our cans and bottles has been reduced significantly.

        We are also expanding our use of recycled materials. Each year in the U.S. our cans are made with more than 50% recycled aluminum and millions of pounds of recycled plastic are used to make Gatorade bottles. Additionally, Pepsi-Cola will begin using recycled plastic in its bottles in 2002, with a goal of using 10% recycled material in its bottles by 2005. We know that it is technically and economically feasible to produce a food-grade container made with 10% recycled content, so we believe achieving that rate is a reasonable action.

        As for raising package recovery rates, we promote curbside recycling programs. We do not believe it is appropriate to mandate a recovery rate on a manufacturer. However, PepsiCo will continue to work with its bottlers and the communities they serve, along with suppliers and trade associations, to assure that we remain the most recycled consumer packaging company in the United States and to identify ways to raise recovery rates economically.

        The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Meeting. If matters other than the ones listed in this Proxy Statement arise at the Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

QUORUM AND VOTING

        Quorum. Under North Carolina law, abstentions and broker nonvotes are counted to determine whether a quorum is present at the Meeting. (Under New York Stock Exchange rules, a broker may, if the broker does not have instruction from a beneficial owner, vote shares on routine proposals. A broker does not have discretionary voting power with respect to nonroutine proposals, such as a merger. If the broker has not received voting instructions regarding nonroutine proposals from the beneficial owner, the broker cannot vote on those proposals. This is referred to as a broker nonvote.)

        Voting. Any shareholder returning a proxy may revoke it by casting a ballot at the Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors’ recommendations.

        Under PepsiCo’s Charter and By-Laws, at all shareholder meetings, with a quorum present, matters shall be decided by the vote of the holders of a majority of the shares of Common Stock and Convertible Preferred Stock, voting together as a single class, present in person or by proxy and entitled to vote (except that, under North Carolina law, Directors shall be elected by a majority of votes cast). Abstentions are not counted as “for” or “against” votes, but are counted in the total number of votes present and entitled to vote for passage of a proposal. This has the effect of requiring a higher vote for passage. Broker nonvotes are not shares entitled to vote, are not counted in the total number of votes, and have no effect on the outcome of voting.

        Participants cannot vote shares held in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan (the “ESOP”)) unless a proxy card is signed and returned. If cards representing shares held in the 401(k) plan are not returned, the trustees will not vote those shares for which signed cards are not returned, unless required by law.

        Confidentiality. PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results.

YEAR 2003 SHAREHOLDERS’ PROPOSALS

        PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2003 Annual Shareholders’ Meeting, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 21, 2002. In addition, if a shareholder proposal is not received by us on or before January 31, 2003, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

        PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

        In addition to the solicitation of proxies by mail, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation.

        To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $21,000.

        Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

        The Annual Report to Shareholders for 2001 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055.

        A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 (without exhibits) will be sent to any stockholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov or at our website, www.pepsico.com.

        Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

By order of the Board of Directors,
DAVID R. ANDREWS
Secretary

Appendix A - PROXY CARD

VOTE BY TELEPHONE OR INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE	INTERNET	MAIL
866-358-4697	https://www.proxyvotenow.com/pep

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided.

_______________________________________________
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy. _______________________________________________

March 22, 2002
Your proxy card is attached below.
Please read the enclosed proxy statement, then vote and return the card at your earliest convenience.
________________________________________ CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING ________________________________________

866-358-4697
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

	(Please sign, date and return this proxy card in the enclosed envelope.)	/ X / Votes MUST be indicated (x) in Black or Blue ink.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NO. 1 AND 2.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS NO. 3, 4, 5 AND 6.
1. Election of Directors:		3. Shareholder Proposal (Proxy Statement p. 16)
Nominees	01 - J.F. Akers, 02 - R.E. Allen, 03 - R.A. Enrico, 04 - P.Foy
	05 - R.L. Hunt, 06 - A.C.Martinez, 07 - R.S. Morrison,	FOR 	AGAINST 	ABSTAIN 
08 - I.K. Nooyi, 09 - F.D.Raines, 10 - S. S Reinemund,
	11 - S.P. Rockefeller, 12 - F.A. Thomas, 13 - C.M. Trudell	4. Shareholder Proposal (Proxy Statement p. 17)
14 - S.D. Trujillo and 15 - D. Vasella
		FOR 	AGAINST 	ABSTAIN 

FOR all nominees  listed below	WITHHOLD AUTHORITY to vote  for all nominees listed below	*EXCEPTIONS 	5. Shareholder Proposal (Proxy Statement p. 19)
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)			FOR 	AGAINST 	ABSTAIN 
* Exceptions_________________________________________
2. Approval of Auditors			6. Shareholder Proposal (Proxy Statement p. 19)
FOR 	AGAINST 	ABSTAIN 	FOR 	AGAINST 	ABSTAIN 

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1 and 2 and VOTED AGAINST Items No. 3, 4, 5, and 6.
Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date	Share Owner sign here	Co-Owner sign here
________	____________________	_________________________

PEPSICO, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2002

This Proxy is Solicited on Behalf of PepsiCo's Board of Directors

                The undersigned hereby appoints Steven S Reinemund and David R. Andrews, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc. in Plano, Texas, on Wednesday, May 1, 2002 at 10:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

                Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING		PEPSICO, INC.
If you check this box to the right an admission card will be sent to you		P.O BOX 11278 NEW YORK, NY 10203-0278
To change your address, please mark this box.	
To include any comments, please mark this box.	